Exhibit 10.1

VICE PRESIDENT RELEASE

TERMINATION AGREEMENT AND GENERAL RELEASE

You have voluntarily elected to accept, and Silicon Graphics, Inc. (the “Company”) has agreed to pay you, a Severance Benefit under the Silicon Graphics, Inc. Vice President Severance Benefits Plan (the “Plan”). Capitalized terms not otherwise defined in this Release will have the meanings given to them in the Plan. In consideration of that payment by the Company, you acknowledge and agree to the following:

1. You understand that your employment with the Company terminates as of the Termination Date specified in the Notice of Eligibility given to you by the Company. In addition you will resign your position as Vice President or above as of Friday, April 14, 2006, which shall be your last day worked. You understand that as of the Termination Date, you will receive a check for all unpaid wages and accrued, unused vacation due through that date, less applicable payroll withholdings and you will receive notification regarding your ability to elect continuation of health benefits under COBRA.

2. The Company has provided you with advance notice of your Termination Date and pay-in-lieu of notice. It is intended that this combination of notice and pay-in-lieu of notice will comply with the federal Worker Adjustment and Retraining Act (“WARN”) and any similar state provisions.

3. You have elected to receive the Severance Benefit in return for signing this Agreement. The amount and benefits constituting the Severance Benefit will be calculated pursuant to the Plan and you acknowledge the Severance Benefit is an amount and benefits to which you are not otherwise entitled. If you do not sign this Agreement, you will not receive this additional amount or benefits.

4. You agree that, for a period of 6 months following the effective date of termination of your employment with the Company, you will not directly or indirectly solicit, induce, recruit or encourage any of the employees of the Company (or any of its subsidiaries or affiliates) to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away such employees either for employment by yourself or by any other person or entity.

5. In accordance with your existing and continuing obligations to the Company, you have returned or will immediately return to the Company, on or before your Termination Date, all Company property, including, but not limited to, files, records, computer access codes, computer programs, instruction manuals, business plans, and other property which you prepared or helped to prepare in connection with your employment with the Company. You affirm your obligation to keep all proprietary Company information confidential in accordance with the Proprietary Information and Inventions Agreement or comparable agreement between you and the Company, its subsidiaries or its predecessors.

6. You agree, upon the Company’s or its agent’s request and reasonable notice, to cooperate with the Company in connection with any claim or litigation or other matter asserted against, or otherwise adverse to, the Company about which you may have relevant information. Upon request, you will also provide the Company with information that you obtained from your employment regarding the Company’s business or operations. Additionally, you will immediately notify the Company’s General Counsel if you receive any written or oral request for information from any persons (other than your full-time employer), or their counsel, who are asserting or investigating claims or litigation asserted against, or otherwise adverse to, the Company. You will not disclose information to such persons except as required by legal process. You will not disclose to anyone, except the Company, confidential or privileged matters obtained from or related to your employment with the Company, except as required by law.

7. The payments and benefits you are being provided as a Severance Benefit is being offered solely in consideration for your release of claims as set forth in paragraph 8 below. You understand and agree that the Severance Benefit will be provided to you in bi-weekly payments pursuant to the normal payroll calendar.

8. In consideration of the Company’s agreement as stated above, you agree to release and discharge unconditionally the Company and any successors, subsidiaries, affiliates, related entities, and their respective officers, directors, stockholders, employees, agents, attorneys, insurers, representatives, affiliates, successors and assigns, from any and all claims, actions, causes of action, demands, obligations or damages of any kind arising from your employment with the Company and the separation of that employment or otherwise, whether known or unknown to you, which you ever had or now have upon or by reason of any matter, cause or thing, up to and including the day on which you sign this Agreement. The claims you are waiving include, but are not limited to, all claims arising out of or related to any stock options held by you or granted to you by the Company which are scheduled to vest subsequent to your Termination Date; all claims under Title VII of the Civil Rights Act of 1964, as amended, all claims under the Worker Adjustment and Retraining Notification Act (WARN) or similar state statutes; all claims under the Americans with Disabilities Act; all claims under the Fair Labor Standards Act; all claims under the National Labor Relations Act; all claims under the Family and Medical Leave Act; all claims under the Employee Retirement Income Security Act; all claims under 42 U.S.C. section 1981; all claims under the California Fair Employment and Housing Act and all claims under other analogous federal, state and local laws, regulations, statutes and ordinances; all claims under any principle of common law; all claims concerning any right to reinstatement; and all claims for any type of relief from the Company, whether federal, state or local, whether statutory, regulatory or common law, and whether tort, contract or otherwise. This release of claims does not affect and you do not release any party for claims relating to (i) any pending claim for workers’ compensation benefits, (ii) any claim for coverage of, or payment of benefits to, you and your dependents with respect to claims arising during such period as you or they have been covered by Company healthcare benefits plans, (iii) your vested rights, if any, in the Company’s 401(k) plan, (iv) your rights under the Company’s Nonqualified Deferred Compensation Plan, (v) your rights to exercise any and all Company stock options you hold that are exercisable as of your Termination Date during the applicable period of exercise and in accordance with all other terms of any plan or agreement relating to those stock options, (vi) any claim or right you have to seek indemnification with respect to any potential liability alleged against you in connection with your role as an officer or director of the Company in accordance with the Company’s bylaws, applicable law, any directors and officers liability insurance policy maintained by the Company and/or any indemnification agreement between you and the Company in effect immediately prior to the date of this Agreement, (vii) any claim you have under the Employment Continuation Agreement between you and the Company dated October 23, 2001, the terms of which shall continue in effect through the Termination Date, or (viii) any other claims that cannot be waived under applicable laws.

9. If you are employed in California, then because you agree to release all claims, known or unknown, as set forth in paragraph 7 above, you also agree to expressly waive your rights under Section 1542 of the California Civil Code (or any analogous federal or state law or regulations), which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

10. You understand and agree that the terms of this Agreement are confidential and you will not disclose to others the terms of this Agreement, except as otherwise permitted by law and with the written consent of the Company, except that you may disclose this information to your immediate family or for purposes of securing professional, financial, tax or legal services, however, prior to that disclosure you will inform such persons that this confidentiality clause is in effect and that they are bound by it as well.

11. You agree not to make any untruthful remarks or statements about the Company, its officers, directors, employees, or agents.

12. In the event of any dispute, claim, question, or disagreement arising out of or relating to this agreement or the breach thereof, you and the Company agree to first use our best efforts to settle such matters in an amicable manner. Initially, we shall consult and negotiate with each other, in good faith and, recognizing our mutual interests, attempt to reach a just and equitable solution satisfactory to both parties. If we do not reach such resolution within a period of sixty (60) days, then upon written notice by either party to the other, any unresolved dispute, claim or differences shall be submitted to confidential mediation by a mutually agreed upon mediator. Either party may, without inconsistency with this agreement, apply to any court having jurisdiction hereof and seek injunctive relief so as to maintain the status quo until such time as the mediation is concluded or the controversy is otherwise resolved. The site of the mediation shall be in the County of Santa Clara, California. Each party shall each bear its own costs and expenses and an equal share of the mediators’ and any similar administrative fees.

12. If one or more of the provisions of this Agreement shall for any reason be held to be unenforceable in any respect, such unenforceability shall not affect any other provisions of this Agreement.

13. This Agreement contains the entire agreement between you and the Company and, except as explicitly set forth in Section 8 above, supersedes any and all prior agreements or understandings pertaining to the subject matter of this Agreement. You represent and acknowledge that in executing this Agreement you have not relied upon any representation or statement not set forth here with regard to the subject matter of this Agreement.

By signing this termination agreement and general release, you confirm that:

•	You have read it; you understand it and know that you are giving up important rights;

•	You have been advised to consult an attorney before signing it; and

•	You have signed it knowingly and voluntarily.

April 14, 2006	/s/ Robert Bishop
Date	Employee Signature

Robert Bishop 30017
Employee Name (Printed) & EE Number

April 14, 2006	/s/ Kathy Lanterman
Date	Company Representative

PLEASE RETURN COMPLETED RELEASE TO

SUSAN SAVICH- MAILSTOP 33-2-752

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